CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2005 relating to the financial statements and financial statement schedule of Lumera Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

Seattle, Washington

April 7, 2005